Cannae Reports First Quarter 2018 Results with $1.06 Billion Book Value of Portfolio Company Investments, or $14.95 Per Share
Las Vegas, NV -- (May 9, 2018) -- Cannae Holdings, Inc. (NYSE:CNNE) ("Cannae" or the "Company") today reported operating results for the three-month period ended March 31, 2018.

Highlights

•	On April 26, 2018, Ceridian HCM Holding Inc. (NYSE: CDAY) priced its initial public offering of 24,150,000 shares (including a greenshoe option) at $22.00 per share

•	Concurrent with the IPO, Cannae participated in a private placement to purchase 1,521,030 shares of CDAY common stock at the IPO price, representing an aggregate investment of $33.4 million

•	Following the IPO and private placement, Cannae owned 37,135,921 shares, representing a 27% stake in Ceridian

•	Based upon the CDAY closing price of $32.95 as of May 8, 2018 Cannae's position is worth $1.22 billion

•	On March 12, 2018, Cannae entered into a non-binding letter of intent with Newport Holdings to reorganize the Companies' respective interests in American Blue Ribbon Holdings

•
On March 13, 2018 Cannae entered into an Assignment and Assumption Agreement with ABRH's lenders to purchase all of the outstanding loans and lending commitments under the ABRH Credit Facility of $124 million, which resulted in Cannae becoming ABRH's sole lender

•	Total book value of portfolio company investments was $1.059 billion as of March 31, 2018 roughly flat compared to total book value at December 31, 2017

•	Book value per share was $14.95 as of March 31, 2018 unchanged from the quarter ended December 31, 2017

•	Total holding company cash stood at $104 million as of March 31, 2018, representing a decrease of $111 million from the quarter ended December 31, 2017 due to the purchase of ABRH's credit facility

Ceridian

•
First quarter total revenue for Ceridian HCM and Lifeworks of $208.9 million, an 11.7% increase over the first quarter of 2017, and pretax earnings of $4.2 million, versus $187.0 million in total revenue and a pretax loss of $9.2 million in the first quarter of 2017

•	Ceridian HCM, which includes both Cloud and Bureau solutions, delivered first quarter revenue of $187.2 million, an 11.8% increase over the first quarter 2017 result of $167.4 million

•
Ceridian HCM Adjusted EBITDA of $43.6 million, a $12.4 million increase over the first quarter of 2017, and HCM Adjusted EBITDA margin of 23.3%, versus HCM Adjusted EBITDA of $31.2 million and HCM Adjusted EBITDA margin of 18.6% in the first quarter of 2017

•	Cloud-based revenues grew 38.0% to $125.2 million in the first quarter of 2018 versus $90.7 million in the first quarter of 2017.

•	3,154 Dayforce customers were live on the platform at the end of the first quarter of 2018, up from 2,480 at the end of the first quarter of 2017

Restaurant Group

•	$273.8 million in total revenue and a pretax loss of $9.3 million for the first quarter, versus $272.7 million in total revenue and a pretax loss of $4.5 million in the first quarter of 2017

•	EBITDA of $5.1 million and an EBITDA margin of 1.9% for the first quarter, versus EBITDA of $8.2 million and an EBITDA margin of 3.0% in the first quarter of 2017

•	Same store sales increased 0.1% in the first quarter, as Ninety Nine same stores sales increased by 1.4%, O'Charley's declined by 1.6%, Village Inn improved by 1.9% and Bakers Square expanded by 2.0%

T-System

•	$16.9 million in total revenue and $0.1 million in pretax earnings for the first quarter of 2018

•	EBITDA of $4.3 million and an EBITDA margin of 25.4% for the first quarter of 2018

“We made meaningful progress in demonstrating the value of our largest portfolio company which positions the Company to deliver substantial value for our shareholders,” commented Chairman William P. Foley, II. “On April 26, 2018, Ceridian successfully completed its initial public offering of 24,150,000 million shares of common stock at a price of $22.00 per share. Ceridian raised approximately $590 million in net proceeds which it used to repay debt. Concurrent with the IPO, Cannae participated in a private placement whereby the Company purchased an additional 1,521,030 common shares of Ceridian stock at the IPO price, which brings Cannae’s total ownership in Ceridian to 37,135,921 common shares. Based on CDAY’s closing price of $32.95 per share on May 8, 2018, Cannae’s ownership position is worth approximately $1.2 billion.”

Mr. Foley continued “We signed a non-binding letter of intent in March with Newport Holdings to reorganize our respective equity interests in American Blue Ribbon Holdings. The proposed reorganization will leave Cannae with approximately 94% ownership in 99 Restaurants and O’Charley’s along with an approximately 5% interest in Family Dining and Legendary Baking. Upon completion of the reorganization, which is expected to occur in the second quarter, our restaurant group will be greatly simplified, and American Blue Ribbon’s management team will be able to focus their attention on two large restaurant concepts which have similar market facing attributes. Looking forward, we see significant room for operational improvement and are working with ABRH’s management team to reduce expenses, increase productivity and improve customer satisfaction levels across our brands.”

“Turning to T-System, we are pleased with the Company’s results in the first quarter of 2018, which showed strong growth from the first quarter of 2017, driven by new customer wins in their Documentation Software division and a heavy flu season which increased volume in the Coding Solutions division. Looking forward, we believe T-System is well positioned to increase market share with the expectation of continued organic growth as well as the addition of selective add-on acquisitions to broaden the Company’s product capabilities and customer base.”

Mr. Foley concluded “Looking forward, we are continuing to seek attractive investment opportunities as we evaluate opportunities for capital re-investment.”

Conference Call
As previously announced, Cannae will host a conference call tomorrow, May 10, 2018, to discuss its first quarter 2018 results at 11:00 a.m. (Eastern Time). The conference call can be accessed by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international) and asking for the Cannae Holdings First Quarter 2018 Earnings Call. A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13678751. The telephonic replay will be available until 11:59 pm (Eastern Time) on May 17, 2018.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://investor.cannaeholdings.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.
Cannae holds majority and minority equity investment stakes in a number of entities, including Ceridian Holdings, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC.  More information about Cannae can be found at www.cannaeholdings.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include earnings before interest, taxes and depreciation and amortization (EBITDA), and earnings before interest, taxes and depreciation and amortization as a percent of revenue (EBITDA margin).

HCM Adjusted EBITDA is defined as net income or loss before interest, taxes, depreciation, and amortization, as adjusted to exclude net income or loss from discontinued operations, LifeWorks EBITDA, sponsor management fees, non-cash charges for asset impairments, gains or losses on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, non-cash share-based compensation expense, severance charges, restructuring consulting fees, and environmental reserve charges. HCM Adjusted EBITDA margin is determined by calculating the percentage HCM Adjusted EBITDA is of Total HCM Revenue.

	Three Months ended March 31,
	2018	2017
	(Dollar in millions)
HCM operating profit	$27.3	$10.9
Depreciation and amortization	13.9	13.1
HCM EBITDA from continuing operations	41.2	24.0
Sponsorship management fees	0.5	0.5
Intercompany foreign exchange loss (gain)	(2.8)	0.8
Share-based compensation	2.7	4.2
Severance charges	1.9	1.9
Restructuring consulting fees	0.1	(0.2)
HCM Adjusted EBITDA	$43.6	$31.2

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings. Further, Cannae's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and our ability to complete the reorganization of our and Newport Holdings respective interests in American Blue Ribbon Holdings in the expected manner and timeframe.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission.

SOURCE: Cannae Holdings, Inc.
CONTACT: Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburyir.com

 CANNAE HOLDINGS, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions)
(Unaudited)

	Consolidated	Restaurant Group	T-System	Corporate and Other
Three Months Ended
March 31, 2018
Restaurant revenue	$273.8	$273.8	$—	$—
Other operating revenue	20.1	—	16.9	3.2
Total operating revenue	293.9	273.8	16.9	3.2

Cost of restaurant revenue	240.8	240.8	—	—
Personnel costs	24.1	12.0	8.9	3.2
Depreciation and amortization	14.9	10.7	4.2	—
Other operating expenses	21.2	15.9	3.7	1.6
Total operating expenses	301.0	279.4	16.8	4.8

Operating (loss) earnings	$(7.1)	$(5.6)	$0.1	$(1.6)

Interest and investment income	$1.3	$—	$—	$1.3
Interest (expense) income	(3.0)	(3.7)	—	0.7
Total other (expense) income	(1.7)	(3.7)	—	2.0

(Loss) earnings before tax	$(8.8)	$(9.3)	$0.1	$0.4

Income tax (benefit) expense	$(4.0)	$—	$(0.3)	$(3.7)
(Loss) Earnings from equity investees	(1.1)	0.1	—	(1.2)
Non-controlling interests	(4.2)	(4.1)	—	(0.1)

Net (loss) earnings attributable to Cannae common shareholders	$(1.7)	$(5.1)	$0.4	$3.0

EPS attributable to Cannae common shareholders - basic	$(0.02)
EPS attributable to Cannae common shareholders - diluted	$(0.02)

Cannae weighted average shares - basic	70.6
Cannae weighted average shares - diluted	70.6

(Loss) earnings before tax	$(8.8)	$(9.3)	$0.1	$0.4

Interest (expense) income	$(3.0)	$(3.7)	$—	$0.7
Depreciation and amortization	14.9	10.7	4.2	—

EBITDA	$9.1	$5.1	$4.3	$(0.3)
EBITDA margin	3.1%	1.9%	25.4%	—%

CANNAE HOLDINGS, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions)
(Unaudited)

	Consolidated	Restaurant Group	Corporate and Other
Three Months Ended
March 31, 2017
Restaurant revenue	$272.7	$272.7	$—
Other operating revenue	2.6	—	2.6
Total operating revenue	275.3	272.7	2.6

Cost of restaurant revenue	236.1	236.1	—
Personnel costs	16.5	12.9	3.6
Depreciation and amortization	11.4	10.8	0.6
Other operating expenses	17.5	15.5	2.0
Total operating expenses	281.5	275.3	6.2

Operating loss	$(6.2)	$(2.6)	$(3.6)

Interest and investment income	$1.0	$—	$1.0
Interest expense	(2.1)	(1.9)	(0.2)
Realized gains and losses	5.1	—	5.1
Total other income (expense)	4.0	(1.9)	5.9

(Loss) earnings before tax	$(2.2)	$(4.5)	$2.3

Income tax benefit	$(1.8)	$—	$(1.8)
Loss from equity investees	(3.4)	—	(3.4)
Earnings from discontinued operations, net of tax	2.3	—	2.3
Non-controlling interests	(2.0)	(2.0)	—

Net earnings (loss) attributable to Cannae common shareholders	$0.5	$(2.5)	$3.0

EPS attributable to Cannae common shareholders - basic	$0.01
EPS attributable to Cannae common shareholders - diluted	$0.01

Cannae weighted average shares - basic	70.6
Cannae weighted average shares - diluted	70.6

(Loss) earnings before tax	$(2.2)	$(4.5)	$2.3

Interest expense	$(2.1)	$(1.9)	$(0.2)
Depreciation and amortization	11.4	10.8	0.6

EBITDA	$11.3	$8.2	$3.1
EBITDA margin	4.1%	3.0%	119.2%

CANNAE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS AND ADJUSTED BOOK VALUE SUMMARY
(In millions)

	March 31, 2018	December 31, 2017
in millions	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$125.3	$245.6
Equity securities	—	17.7
Other current assets	92.2	86.9

Total current assets	$217.5	$350.2

Ceridian equity investment	$374.6	$383.9
Other equity method investments	40.8	41.0
Property and equipment, net	209.8	218.8
Software & intangible assets	209.1	214.5
Goodwill	202.0	202.7
Other non-current assets	86.8	76.1
Total assets	$1,340.6	$1,487.2

Current liabilities:
A/P & other current liabilities	$116.6	$127.6
Notes payable, current	1.4	122.2

Total current liabilities	$118.0	$249.8

Notes payable, non-current	$11.1	$12.7
Other non-current liabilities	62.9	71.6
Total liabilities	$192.0	$334.1

Additional paid in capital	$1,131.9	$1,130.2
Retained earnings	2.8	0.2
Accumulated other comprehensive loss	(75.6)	(71.0)
Non-controlling interests	89.5	93.7
Cannae shareholder's equity	$1,148.6	$1,153.1

Total liabilities and equity	$1,340.6	$1,487.2

Adjusted Book Value Summary	March 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Ceridian/Fleetcor	$391.2	$398.5
American Blue Ribbon Holdings	229.3	109.9
T-System	208.6	204.6
Del Frisco's Restaurant Group	—	17.7
Holding Company Cash	104.3	215.4
Other	125.7	113.3
Cannae Book Value	$1,059.1	$1,059.4
Outstanding Cannae shares	70.9	70.9
Cannae Book Value per Share	$14.95	$14.95